SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

American Dental Partners, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

April 8, 2011

Dear Stockholder,

I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of American Dental Partners, Inc. The annual meeting will be held at 8:30 a.m., EDT, on Thursday, May 19, 2011 at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts.

You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. Our proxy materials, including our annual report to stockholders, are available over the Internet. You may receive a notice of the Internet availability of the proxy materials instead of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail.

Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we hope that you will submit your vote by proxy as soon as possible. If you received a notice of Internet availability, you may submit your vote by proxy over the Internet or by telephone. If you received a printed copy of the proxy materials (including a proxy card), you may alternatively submit your proxy vote by mail. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

On behalf of our Board of Directors, I would like to express our appreciation for your interest in our company. I look forward to greeting many of you at the annual meeting.

Sincerely,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

AMERICAN DENTAL PARTNERS, INC.

PROXY STATEMENT

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AMERICAN DENTAL PARTNERS, INC.

401 Edgewater Place

Suite 430

Wakefield, MA 01880

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date	Thursday, May 19, 2011

Time	8:30 a.m., EDT

Location	401 Edgewater Place
Suite 430
Wakefield, MA

Proposals	(1)	Election of three Class II Directors to serve three-year terms ending on the date of our 2014 annual meeting, or until their respective successors have been elected and qualified

(2)	Non-binding, advisory vote on executive compensation

(3)	Non-binding, advisory vote on the frequency of future advisory votes on executive compensation

(4)	Approval of an amendment to our Amended 2005 Equity Incentive Plan to increase the number of shares available under the plan by 525,000 shares

(5)	Approval of an amendment to our Amended 2005 Directors Stock Option Plan to increase the number of shares available under the plan by 160,000 shares

(6)	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year

Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends that stockholders vote FOR proposals (1), (2), (4), (5) and (6) and EVERY 1 YEAR with respect to proposal (3).

Record Date	Only stockholders as of the close of business on March 25, 2011 are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

April 8, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2011:

This notice of annual meeting of stockholders, our proxy statement and our annual report to stockholders can be viewed at www.amdpi.com.

AMERICAN DENTAL PARTNERS, INC.

401 Edgewater Place

Suite 430

Wakefield, MA 01880

PROXY STATEMENT

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Stockholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 8:30 a.m., EDT, on Thursday, May 19, 2011 at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts.

We are sending or making available to our stockholders the annual meeting notice, this proxy statement and our annual report on or about April  8, 2011.

IMPORTANT INFORMATION

Internet Availability of Proxy Materials

We are making our proxy materials available to our stockholders over the Internet. You may receive a notice of the Internet availability of our proxy materials in lieu of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail. It also includes instructions on how stockholders may elect to receive future proxy materials in printed form by mail or electronically by email.

Summary of Proposals

The following is a summary of the proposals to be considered and acted upon at the annual meeting and the voting recommendations of our Board of Directors:

Proposal	Board Recommendation
(1) Election of three Class II Directors to serve three-year terms ending on the date of our 2014 annual meeting, or until their respective successors have been elected and qualified	FOR

(2) Non-binding, advisory vote on executive compensation	FOR

(3) Non-binding, advisory vote on the frequency of future advisory votes on executive compensation	EVERY 1 YEAR

(4) Approval of an amendment to our Amended 2005 Equity Incentive Plan to increase the number of shares available under the plan by 525,000 shares	FOR

(5) Approval of an amendment to our Amended 2005 Directors Stock Option Plan to increase the number of shares available under the plan by 160,000 shares	FOR

(6) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year	FOR

We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, in accordance with their judgment.

Shares Entitled to Vote

At the close of business on March 25, 2011, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 15,420,802 shares of our common stock, $0.01 par value per share. Stockholders are entitled to one vote per share.

Stockholders of Record versus Beneficial Owners

In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners.

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Stockholders of Record. If your shares are held in your name with our transfer agent, Register and Transfer Company, you are considered the “stockholder of record” of those shares. As a stockholder of record, you will receive the notice of Internet availability or, as applicable, a printed copy of the proxy materials directly from us.

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Beneficial Owners. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the broker or custodian is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed copy of the proxy materials.

Voting Methods

You may vote your shares as follows:

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By Proxy over the Internet or by Telephone. If you receive a notice of Internet availability, or if you receive a printed copy of the proxy materials by mail (including a proxy card), you may submit your vote by proxy over the Internet or by telephone any time prior to 11:59 p.m., EDT, on May 18, 2011 by following the instructions on the notice or proxy card.

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By Proxy by Mail. If you receive a printed copy of the proxy materials (including a proxy card) by mail, you may submit your proxy vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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In Person. All stockholders may vote in person at the annual meeting. Please note, however, that if you are a beneficial owner, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must separately vote over the Internet or by telephone the shares represented by each notice or complete and return each proxy card. You may receive multiple copies of the notice or proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.

If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet or by telephone, submitting a subsequently dated proxy card, delivering a written revocation to our Secretary at our principal executive offices or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

Quorum and Voting Requirements

The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting.

The affirmative vote of the holders of a plurality of the shares of common stock present or represented and voting at the annual meeting is required for the election of the Class II Directors and the advisory vote on the frequency of future advisory votes on executive compensation. The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting is required to approve all of the other proposals.

Handling of Proxy Votes

All proxies will be voted in accordance with stockholders’ instructions, which may include FOR and WITHHELD for director elections; every 1 YEAR, 2 YEARS, 3 YEARS and ABSTAIN for the advisory vote on the frequency of future advisory votes on executive compensation; and FOR, AGAINST and ABSTAIN for all of the other proposals. If you submit your vote by proxy, but you do not provide specific voting instructions with respect to a particular proposal, then:

•	if you are a stockholder of record, the persons designated by us as proxies will vote your shares in favor of that proposal, or

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if you are a beneficial owner, your broker or custodian may vote your shares on that proposal to the extent consistent with its discretionary voting authority (on any proposal for which your broker or custodian lacks discretionary voting authority, your shares will not be voted—this is referred to as a “broker non-vote”).

Abstentions

Abstentions are treated as present and entitled to vote, and they will be counted as votes against a proposal, except for the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation.

Broker Non-Votes

Broker non-votes will not count as votes for or against any proposal or as votes cast or shares voting on any proposal. Accordingly, assuming the presence of a quorum, broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Solicitation of Proxies

We will bear all costs for this solicitation of proxies. Our directors, officers and employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

Householding

Some brokers or custodians may practice “householding” whereby they provide a single copy of proxy materials to multiple stockholders sharing the same household. If you have received proxy materials on a household basis, we will promptly deliver an additional copy of any of the proxy materials at no charge upon request to: American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Investor Relations, telephone: (781) 224-0880. If you are receiving proxy materials on a household basis and wish to discontinue doing so, or if you would like to begin receiving proxy materials on a household basis, you should contact your broker or custodian, or you may contact us as described above.

Annual Report on Form 10-K

We will furnish a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, or SEC, including financial statements and schedules, but excluding exhibits, to any stockholder at no charge upon request to: American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Investor Relations, telephone: (781) 224-0880. Exhibits will be provided upon written request and payment of an appropriate processing fee. Please note that our Annual Report on Form 10-K is also available on the Financial Information page in the Investors section of our website at www.amdpi.com and on the SEC’s website at www.sec.gov.

SECURITIES MATTERS

Security Ownership of Certain Beneficial Owners

The following table provides information with respect to the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of the outstanding shares, each executive officer named in the Summary Compensation Table below, each of our directors and all of our executive officers and directors as a group.

Except as otherwise noted, information in the following table is as of March 25, 2011. The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the SEC. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or dispositive power, and all shares that the person or entity has the right to acquire within 60 days after March 25, 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
5% Stockholders(3)
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	1,898,864	12.3%

Quincy J. Lee(5) 610 West 5th Street, Suite 600 Austin, TX 78701	1,299,402	8.4%

Dimensional Fund Advisors LP(6) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,097,750	7.1%

BlackRock, Inc.(7) 40 East 52nd Street New York, NY 10022	1,029,191	6.7%

Bares Capital Management, Inc.(8) 221 W. 6th Street, Suite 1225 Austin, TX 78701	907,120	5.9%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Executive Officers & Directors
Gregory A. Serrao(9)	937,913	5.9%
Breht T. Feigh(10)	414,231	2.6%
Michael J. Vaughan(11)	324,511	2.1%
Mark W. Vargo(12)	32,650	*
Fay Donohue(12)	6,666	*
Robert E. Hunter, D.M.D.(13)	56,924	*
David E. Milbrath, D.D.S.(12)	22,125	*
Gerard M. Moufflet(14)	72,348	*
Lonnie H. Norris, D.M.D., M.P.H.(12)	9,999	*
Derril W. Reeves(15)	105,299	*
Steven J. Semmelmayer(12)	16,665	*
All executive officers and directors as a group (11 persons)(16)	1,999,331	13.0%

*	Less than 1%

(1)

The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.

(2)

Percentage ownership calculations are based on 15,420,802 shares of common stock outstanding as of March 25, 2011. Any shares that a person or entity has the right to acquire within 60 days after March 25, 2011 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)	Excludes Mr. Serrao, whose beneficial ownership data is provided in the table under the subheading “Executive Officers & Directors.”

(4)

Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”); Edward C. Johnson 3d, Chairman of FMR and FIL Limited (“FIL”); and Pyramis Global Advisors Trust Company (“Pyramis Trust”), an indirect wholly-owned subsidiary of FMR. FMR has sole voting power with respect to 1,763,247 of the shares, but dispositive power with respect to all of the shares. Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly-owned subsidiary of FMR, beneficially owns 169,360 of the shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies. Mr. Johnson and FMR, through its legal ownership of Pyramis, each has sole voting and dispositive power with respect to all of the shares beneficially owned by Pyramis. Pyramis Trust beneficially owns 1,476,504 of the shares as a result of serving as investment manager of institutional accounts owning those shares. Mr. Johnson and FMR, through its control of Pyramis Trust, each has sole voting power with respect to 1,340,887 of the shares beneficially owned by Pyramis Trust and sole dispositive power with respect to all of the shares beneficially owned by Pyramis Trust. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FIL beneficially owns 235,000 of the shares. Partnerships controlled predominantly by members of Mr. Johnson’s family own shares of FIL voting stock with the right to cast approximately 39% of the total votes that may be cast by all holders of FIL voting stock.

(5)

Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by Teton Capital Partners, L.P. (the “Teton Fund”); Ancient Art, L.P. (“Ancient Art”), as investment manager to the Teton Fund; Whitney, L.P. (“Whitney”), as the general partner of the Teton Fund; Trango II, L.L.C. (“Trango”), as the general partner of both Ancient Art and Whitney; and Quincy J. Lee, the principal of Trango. The Teton Fund may be deemed the beneficial owner of 1,202,820 shares held by it. Ancient Art, Whitney and Trango may each be deemed the beneficial owner of the 1,202,820 shares held by the Teton Fund. Mr. Lee may be deemed the beneficial owner of 1,299,402 shares held by the Teton Fund and by him directly. With respect to the 1,202,820 shares held by the Teton Fund, the Teton Fund has sole voting and dispositive power and Ancient Art, Whitney, Trango and Mr. Lee have shared voting and dispositive power. Mr. Lee has sole voting and dispositive power with respect to 96,582 shares.

(6)

Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional has sole voting power with respect to 1,062,229 of the shares, but dispositive power with respect to all of the shares. Dimensional disclaims beneficial ownership of the shares.

(7)	Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc.

(8)

Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by Bares Capital Management, Inc. (“Bares”). Bares has sole voting and dispositive power with respect to 34,594 of the shares and shared voting and dispositive power with respect to 872,526 of the shares.

(9)

Includes 11,900 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee (Mr. Serrao has shared voting and dispositive power with respect to these shares); 7,500 shares held by Mr. Serrao’s wife; 3,300 shares held jointly by Mr. Serrao and his wife; and 447,413 shares issuable upon the exercise of stock options. Mr. Serrao disclaims beneficial ownership of the shares owned by the family trust and held by his wife.

(10)	Includes 337,346 shares issuable upon the exercise of stock options.

(11)	Includes 300,900 shares issuable upon the exercise of stock options.

(12)	Consists entirely of shares issuable upon the exercise of stock options.

(13)	Includes 55,874 shares issuable upon the exercise of stock options.

(14)	Includes 70,124 shares issuable upon the exercise of stock options.

(15)	Includes 100,799 shares issuable upon the exercise of stock options.

(16)	Includes 1,400,561 shares issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and their written representations, we believe that all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2010. Mr. Serrao, however, recently discovered that he had mistakenly failed to report the sale on March 12, 2007 of 11,250 shares of common stock held by his children. Under SEC rules, Mr. Serrao would be deemed to indirectly be the beneficial owner of these shares because they were owned by family members sharing his household. Upon discovery of this error, Mr. Serrao filed a Form 5 with the SEC on April 4, 2011.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

Our Board of Directors is divided into three classes, designated as Class I, Class II and Class III Directors, with one class elected each year. Members of each class hold office for three-year terms. Our Board of Directors currently consists of eight members, three of whom are Class I directors, three of whom are Class II Directors and two of whom are Class III Directors. Our Board of Directors has nominated each of our Class II Directors for re-election for three-year terms expiring at our 2014 annual meeting, or until their respective successors have been elected and qualified.

The persons designated by us as proxies will vote to elect Fay Donohue, Dr. Lonnie H. Norris and Steven J. Semmelmayer as Class II Directors unless authority to vote for the election of any or all of the nominees is withheld. Each nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our Board of Directors.

Board Recommendation

Our Board of Directors recommends that our stockholders vote FOR the election of Ms. Donohue, Dr. Norris and Mr.  Semmelmayer as Class II Directors.

Directors

Set forth below regarding each nominee and each continuing director is his or her name, age as of March 31, 2011 and the year in which he or she first became a director; his or her principal occupation and business experience during at least the past five years; all positions he or she holds with us, if any; the names of other publicly held corporations for which he or she serves, or has served within the past five years, as a director; and the experience, qualifications, attributes or skills that led to the conclusion that he or she should serve as a director. There are no family relationships among any of our directors and executive officers.

Nominees

Class II Directors (Terms to expire at our 2014 annual meeting)

Fay Donohue, 60, became a director in 2009. Since June 2007, Ms. Donohue has served as President and Chief Executive Officer of Dental Service of Massachusetts, Inc., which does business as Dentaquest and is one of the nation’s largest providers and administrators of dental benefits. Ms. Donohue previously served as Executive Vice President of Delta Dental of Massachusetts from 2001 to 2007. She currently serves on the Board of Directors for multiple non-profit organizations, including the Delta Dental Plan Association, Associated Industries of Massachusetts and the National Initiative for Children’s Health Care Quality. Ms. Donohue’s extensive knowledge of the dental insurance marketplace, both commercial and public; her position as chief executive officer of one of the largest dental insurance companies in the United States; the fact that her company maintains an outcomes-based dental practice, the DentaQuest Institute; her financial expertise; and her expertise in public policy matters surrounding dentistry led to the conclusion that she should serve on the Board.

Lonnie H. Norris, D.M.D., M.P.H., 68, became a director in 2009. Dr. Norris is Dean of Tufts University School of Dental Medicine and is a tenured professor of oral and maxillofacial surgery. Dr. Norris has been a faculty member at Tufts University School of Dental Medicine since 1980. Dr. Norris was appointed Interim Dean in 1995 and Dean in 1996. Dr. Norris is a Diplomat of the American Board of Oral and Maxillofacial Surgery and a Fellow of the American Association of Oral and Maxillofacial Surgeons, Pierre Fauchard Academy, International College of Dentistry and American College of Dentists. Dr. Norris earned his Doctorate of Dental Medicine and Master of Public Science from Harvard University and in 1998 was honored with the Distinguished Alumni Award from Harvard University School of Dental Medicine. In 2008, Dr. Norris was

honored with the Tufts University Provost’s Medal. Dr. Norris is also an active member of the American Dental Association and the American Dental Education Association, among many other dental organizations. Because trends in dental education have the potential to significantly affect our business, we desire to have a representative from a leading dental school on our Board. Dr. Norris’ role as dean of one of the most prestigious and largest dental schools in the United States and his extensive knowledge of the dental industry led to the conclusion that he should serve on the Board.

Steven J. Semmelmayer, 53, became a director in 2008. Mr. Semmelmayer served as the Chief Executive Officer of Discus Dental, LLC, a dental consumables and technology company, from November 2008 to January 2011. From November 2006 to October 2008, Mr. Semmelmayer served as Chief Executive Officer of LED Medical Diagnostics Inc., a company dedicated to the early detection of oral cancer. He also served as Chairman of LED Medical Diagnostics’ Board of Directors from November 2007 to October 2008. From 1979 to 2006, Mr. Semmelmayer served in various capacities with Sybron Dental Specialties, Inc., a division of Danaher Corporation and a global manufacturer of professional medical and dental products, including most recently as President, Professional Dental from 2000 to 2006. Mr. Semmelmayer currently serves on the Board of Directors for multiple private and non-profit companies, including LED Medical Diagnostics, the Dental Trade Alliance, the Children’s Dental Center of Greater Los Angeles and Novalar Pharmaceuticals, Inc. Mr. Semmelmayer’s extensive experience as chief executive officer of multiple dental manufacturers and his general business acumen led to the conclusion that he should serve on the Board.

Class I Directors (Terms to expire at our 2013 annual meeting)

Robert E. Hunter, D.M.D., 74, became a director in 2002. Dr. Hunter retired in May 2007 as President and Chief Executive Officer of DentaQuest Ventures, Inc., an oral health company and for-profit subsidiary of Delta Dental Plan of Massachusetts, a position he held from 2002 to 2007. From 1988 to 2002, he served as President and Chief Executive Officer of Dental Service of Massachusetts, Inc. Dr. Hunter currently serves on the Board of Overseers for Tufts University School of Dental Medicine. Dr. Hunter’s extensive knowledge of the dental insurance marketplace, both commercial and public; his former role as chief executive officer of one of the largest dental insurance companies in the United States; his financial expertise; and his prior experience as a practicing dentist led to the conclusion that he should serve on the Board.

David E. Milbrath, D.D.S., 66, became a director in 2009. Since January 2010, Dr. Milbrath has served as Chairman Emeritus of American Dental Partners of Minnesota, LLC, formerly Metropolitan Dental Management, Inc., the management company that was acquired in connection with our affiliation with Metro Dentalcare. Dr. Milbrath founded Metro Dentalcare in 1968 and served as Chairman of Metropolitan Dental Management from its founding through 2009. Dr. Milbrath earned his Doctorate of Dental Surgery from the University of Minnesota. Dr. Milbrath is a member of the American Dental Association, the Minnesota Dental Association and the Minneapolis District Dental Society. We desire to include a dentist on our Board to provide affiliated dental group-level insight and perspective on our corporate programs and initiatives. Dr. Milbrath’s prior experience as founder and leader of our largest affiliated dental group led to the conclusion that he should serve on the Board.

Gerard M. Moufflet, 67, became a director in 2003. Mr. Moufflet is founder, President and Chief Executive Officer of Acceleration International Corporation, a venture capital firm established in 2001 that invests in the health care sector in the United States and Europe. From July 2005 to August 2008, Mr. Moufflet also served as President and Chief Executive Officer of Kika Medical Inc., a worldwide provider of intelligence solutions to the life sciences community. From 1989 to 2001, Mr. Moufflet was a Managing Director of Advent International Corporation, a private equity firm. Mr. Moufflet currently serves on the Board of Directors of Amphion Innovations, a public company that builds stockholder value in high growth companies in the medical and technology sectors, and as Chairman of the Board of Fellows at Harvard University School of Dental Medicine. Mr. Moufflet’s extensive knowledge of the dental business, gained through venture capital investments in dental management and dental implant companies, combined with his prior experience in senior operating executive positions and his financial expertise led to the conclusion that he should serve on the Board.

Class III Directors (Terms to expire at our 2012 annual meeting)

Derril W. Reeves, 67, became a director in 1997. Mr. Reeves co-founded BreatheAmerica, Inc., which owns and operates innovative treatment centers for people with various airway diseases, and has served as its Executive Vice President and Chief Development Officer and as a member of its Board of Directors since July 2007. Mr. Reeves co-founded Surgis, Inc., an ambulatory surgical center company, in 2001 and served as its Executive Vice President and Chief Development Officer until 2006 when Surgis was acquired by United Surgical Partners International, Inc. Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer of Phycor, Inc. from 1988 to 2000. On January 31, 2002, Phycor, Inc. filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. This reorganization plan was approved on July 6, 2002 by the U.S. Bankruptcy Court for the Southern District of New York. Mr. Reeves’ extensive experience in the medical industry, including medical practice management, out-patient surgical centers and asthma treatment centers, led to the conclusion that he should serve on the Board.

Gregory A. Serrao, 48, became a director in 1995. Mr. Serrao founded American Dental Partners, Inc. and has served as our President, Chief Executive Officer and a Director since December 1995 and as Chairman since 1997. From 1992 to 1995, Mr. Serrao served as President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. and distributor of pharmaceuticals, medical supplies and therapeutic blood products. From 1991 to 1992, Mr. Serrao served as Vice President, Corporate Development of Cardinal Health, a multinational health care industry services provider. Before joining Cardinal Health, Mr. Serrao was an investment banker at Dean Witter Reynolds Inc. from 1985 to 1990. Mr. Serrao serves on the Board of Fellows of Harvard University School of Dental Medicine and the Board of Governors for the Boys and Girls Club of Lawrence, Massachusetts. Mr. Serrao’s role as founder of our company; his vision, leadership and business acumen; and his knowledge of the dental industry led to the conclusion that he should serve on the Board.

Board Leadership and Risk Oversight Role

Mr. Serrao serves as our Chairman, President and Chief Executive Officer. Our Board of Directors has not deemed it necessary to separate the positions of Chairman and Chief Executive Officer or name a lead independent director because the Board values Mr. Serrao’s business acumen, industry knowledge, ethics and leadership as Chairman and because our independent directors under our existing board leadership structure have been diligent in their oversight responsibility with respect to management. This oversight includes actively advising and providing direction to management, reviewing and approving management’s strategic plans and business objectives, and overseeing our company’s financial performance and compliance with legal and regulatory obligations. Additionally, our independent directors meet, from time to time as they deem appropriate, in executive session at both the Board and committee levels.

Our Audit Committee is responsible for risk oversight generally. Pursuant to its charter, the committee discusses with management and our independent registered public accounting firm our major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies. Our Compensation Committee is responsible for oversight of risks specifically related to compensation practices, including formulation, administration and regulatory compliance.

Director Attendance at Annual Meeting

Our Board of Directors has not established a policy for director attendance at our annual meetings. Mr. Serrao, Chairman of the Board of Directors, attended our 2010 annual meeting.

Board of Directors and Committee Meetings

Our Board of Directors has established standing Audit, Compensation, and Nominating and Governance Committees, each of which operates under a charter that has been approved by our Board. Each committee reviews its charter periodically, and then recommends any proposed revisions to our Board for approval. A copy of each committee’s charter can be accessed from the Governance page in the Investors section of our website at www.amdpi.com.

Our Board of Directors additionally has a standing Directors Stock Option Plan Committee that is responsible for administering our Amended and Restated 1996 Directors Stock Option Plan and our Amended 2005 Directors Stock Option Plan.

The following table sets forth information with respect to the various standing committees and meetings held during 2010.

Board Committees
	Board of Directors	Audit	Compensation	Nominating and Governance	Directors Stock Option Plan
2010 Activity(1)	6 Meetings(2) 2 Actions by Written Consent	4 Meetings	7 Meetings 3 Actions by Written Consent	2 Meetings	1 Action by Written Consent

Fay Donohue	Independent(3)	Member(4)	—	Chairperson	—
Robert E. Hunter, D.M.D.	Independent(3)	Chairperson(4)(5)	Member	Member	—
David E. Milbrath, D.D.S.	Employee	—	—	—	—
Gerard M. Moufflet	Independent(3)	Member(4)	—	Member(6)	—
Lonnie H. Norris, D.M.D., M.P.H.	Independent(3)	—	Member	Member	—
Derril W. Reeves	Independent(3)	Member(4)	Chairperson	Member(6)	—
Steven J. Semmelmayer	Independent(3)			Member(6)	—
Gregory A. Serrao	Chairman/Employee	—	—	—	Member

(1)

Each director attended at least 75% of the meetings held by our Board of Directors and the committees on which he or she served during 2010, except Dr. Norris was unable to attend three special meetings of the Board of directors due to scheduling conflicts.

(2)	Four of the meetings were in-person meetings, and two of the meetings were telephonic meetings.

(3)	Independent under the Nasdaq Rules.

(4)	Independent under the heightened independence standards applicable to audit committee members under the Nasdaq Rules as mandated by the Sarbanes-Oxley Act of 2002.

(5)	The Board of Directors has determined that Dr. Hunter meets the SEC criteria of an audit committee financial expert.

(6)	Member until October 2010.

Audit Committee

The current members of our Audit Committee are Ms. Donohue, Dr. Hunter (Chairperson), Mr. Moufflet and Mr. Reeves. Our Board of Directors has determined that Dr. Hunter is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our Board of Directors has determined that the members of our Audit Committee meet the additional independence criteria required for audit committee membership under applicable Nasdaq listing standards.

The principal purposes of the committee are to oversee the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal accounting and financial controls; to appoint, and assess the qualifications and independence of, our independent registered public accounting firm; to oversee the audits of our financial statements and the performance of our independent registered public accounting firm; to oversee our compliance with legal and regulatory requirements; and to prepare the report required by the rules of the SEC to be included in our proxy statement. The committee’s responsibilities additionally include:

•

pre-approving all audit services to be provided to us, whether provided by our independent registered public accounting firm or other firms, and all other services to be provided to us by our independent registered public accounting firm, subject to de minimis exceptions,

•

discussing with our independent registered public accounting firm the overall scope and plans for each audit, including factors that may affect the effectiveness and timeliness of the audit, and discussing with management and our independent registered public accounting firm, among other things, our major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies,

•

reviewing and discussing with management and our independent registered public accounting firm the financial information to be included in our Annual Report on Form 10-K and the quarterly financial information to be included in our Quarterly Reports on Form 10-Q,

•	reviewing with our independent registered public accounting firm any problems or difficulties the firm may have encountered in connection with their annual financial audit or otherwise,

•	reviewing the reports of our Chief Executive Officer and our Chief Financial Officer required by Rule 13a-14 under the Exchange Act,

•	discussing our policies with respect to risk assessment and management, other than with respect to compensation matters (which are the responsibility of our Compensation Committee),

•

establishing procedures for the receipt, retention and handling of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters,

•

periodically discussing with management and our independent registered public accounting firm any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding our financial statements, accounting or auditing matters or compliance with our code of conduct or similar policies, and

•	reviewing proposed related party transactions and our policies and procedures for reviewing and approving or ratifying related party transactions.

Our Audit Committee met four times during 2010.

Compensation Committee

The current members of our Compensation Committee are Dr. Hunter, Dr. Norris and Mr. Reeves (Chairperson). The principal purposes of the committee are to develop our compensation philosophy, to discharge the Board’s responsibilities relating to compensation of our executive officers and to prepare an annual report on executive compensation for inclusion in our proxy statement. The responsibilities of the committee additionally include:

•

annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and setting our Chief Executive Officer’s compensation based on this evaluation and other factors deemed relevant and appropriate by the committee,

•

annually reviewing and determining for our executive officers annual base salary level; annual incentive opportunity level; long-term incentive opportunity level; employment agreements, severance arrangements and change-of-control agreements/provisions; and any special or supplemental benefits,

•	retaining or obtaining the advice of a compensation consultant to assist in the evaluation of director or executive officer compensation and overseeing the work of the consultant,

•	reviewing employee benefit plans requiring approval by our Board of Directors and making recommendations to the Board with respect to those plans,

•	overseeing periodic reviews by our Board of Directors on succession planning with respect to our senior executives,

•	reviewing and discussing with management our Compensation Discussion and Analysis, or CD&A, each year and making a recommendation to the Board regarding its inclusion in our proxy statement,

•	reviewing and making recommendations to the Board with respect to compensation programs and policies, including incentive-compensation plans and equity-based plans,

•	administering our equity-based compensation plans, and

•	periodically reviewing and making recommendations to our Board of Directors with respect to director compensation.

Our Compensation Committee met seven times and acted by written consent three times during 2010.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Ms. Donohue (Chairperson), Dr. Hunter and Dr. Norris. The primary purposes of the committee are to consider the desired skills and characteristics for individual Board members and the composition of the Board of Directors as a whole, to make recommendations with respect to Board and committee membership, to oversee Board and director evaluations, and to oversee corporate governance matters relating to the Board and our company. The committee’s responsibilities additionally include:

•	identifying individuals qualified to become Board members and selecting or recommending to our Board of Directors nominees for election to the Board,

•	retaining, in the committee’s discretion, a search firm to identify director candidates,

•	developing and recommending to the Board a Board Governance Policy and any changes to that policy,

•	periodically reviewing the Board’s leadership structure to assess whether it is appropriate given the specific characteristics or circumstances of our company, and

•	periodically reviewing our code of conduct or similar policies.

At a minimum, the Nominating and Governance Committee has determined that Board members should share our company values and possess high personal and professional integrity, the ability to exercise sound business judgment and the availability and willingness to devote sufficient time to Board activities. The Nominating and Governance Committee may establish additional minimum qualifications for director nominees as it deems appropriate.

The Nominating and Governance Committee will review and evaluate individuals recommended by our stockholders for membership on the Board and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering other candidates. To be considered, a recommendation must be made in a written notice, addressed to the Chairman of the Board at our corporate offices, that includes, at a minimum, the following items, or such additional or other items as may be determined by the Nominating and Governance Committee from time to time:

•

the name and address, as they appear on our corporate records, and telephone number of the stockholder making the recommendation, as well as information concerning the number of shares owned, and if the person is not a stockholder of record or if his or her shares are owned by an entity, reasonable evidence of the person’s ownership of the shares or the person’s authority to act on behalf of the entity,

•

the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual,

•

a written acknowledgement by the individual being recommended that he or she has consented to the recommendation and consents to our undertaking of an investigation into his or her background, experience and qualifications,

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, or with any of our competitors, whether direct or indirect, and

•

if known to the stockholder, any material interest of the stockholder or individual being recommended in any business or proposals to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to the stockholder).

The preceding should not be construed to limit or restrict the ability of stockholders to propose nominees for election to the Board by alternative means pursuant to and consistent with SEC rules.

The Nominating and Governance Committee has not established a formal diversity policy for purposes of identifying potential director nominees. The Nominating and Governance Committee does, however, seek to have represented on the Board a diverse mix of experience and knowledge within the dental industry. Our current mix of directors, for example, includes persons with knowledge of medical practice management, dental insurance, dental education, dental manufacturing and dental practice. The Nominating and Governance Committee selects for nomination among the best candidates available to us that provide this diversity.

Our Nominating and Governance met two times during 2010.

Compensation Committee Interlocks and Insider Participation

Dr. Hunter, Dr. Norris and Mr. Reeves serve as the current members of our Compensation Committee. There are no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. During 2010, each non-employee director received a retainer of $8,000 per quarter and a fee of $3,000 for attending each Board of Directors meeting and a fee of $2,000 for attending each committee meeting on which the director served, including any special committees of the Board (except each director received a fee of $500 for attending each Nominating and Governance Committee meeting). Members of any special committees of the Board are paid a retainer of $1,500 per quarter. The Audit Committee chairperson also received an annual retainer of $10,000, the Compensation Committee chairperson received an annual retainer of $5,000 and the chairperson of any special committee of the Board received a retainer of $2,500 per quarter. Beginning in 2011, the fee for attending meetings of the Nominating and Governance Committee was increased to $2,000 and the chairperson of that committee will receive an annual retainer of $5,000. In the past, we have not compensated directors for telephonic Board or committee meetings, other than telephonic meetings of special committees of the Board. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings. In addition, directors who are not employees are eligible to receive option awards under our Amended 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as our Directors Stock Option Plan Committee determines.

The following table sets forth information regarding the compensation paid during 2010 to the members of our Board of Directors, other than Mr. Serrao and Dr. Milbrath, who receive no compensation for being directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation(2)	Total
Fay Donohue	$62,000	$68,568	—	$130,568
Robert E. Hunter	$80,000	$68,568	—	$148,568
Gerard M. Moufflet	$61,500	$68,568	—	$130,068
Lonnie H. Norris	$56,000	$68,568	—	$124,568
Derril W. Reeves	$74,500	$68,568	—	$143,068
Steven J. Semmelmayer	$53,500	$68,568	—	$122,068

(1)

Amounts shown are based on the fair value of the entire award on the grant date, regardless of vesting requirements. The assumptions we used in valuing the stock options can be found in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. At December 31, 2010, the aggregate number of option awards outstanding and held by each director was as follows: Ms. Donohue—20,000; Dr. Hunter—65,875; Mr. Moufflet—80,125; Dr. Norris—20,000; Mr. Reeves—110,800; and Mr. Semmelmayer—30,000.

(2)	The aggregate value of perquisites and other personal benefits or property paid to each director was less than $10,000. We pay no other compensation to the directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this Compensation Discussion and Analysis, or CD&A, section of our proxy statement is to provide an overview of our executive compensation program, the material decisions we made with respect to each element of our executive compensation program and the material factors that we considered in making those decisions. We refer to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Accounting Officer as our “named executive officers.” A series of tables follows this CD&A that contain specific information about the compensation earned or paid in 2010 to our named executive officers. This CD&A is designed to put that information into context within our overall executive compensation program.

Executive Summary

Highlights of our executive compensation program for 2010 and key decisions regarding 2011 compensation include the following:

•	The base salaries for our named executive officers for 2010 were the same as in 2009, and their base salaries remain the same for 2011 as well.

•	We achieved our primary financial target under our executive bonus plans, and our named executive officers were paid bonuses in amounts that were at or near the maximum target amounts.

•

The Compensation Committee changed the primary financial target under the executive cash incentive plans for 2011 from selected cash flow to adjusted earnings from operations to provide incentive to management to focus on earnings.

•	In 2011, the Compensation Committee awarded performance shares to our Chief Financial Officer and Chief Operating Officer under new three-year long-term incentive plans.

Process

Our named executive officers, primarily our Chief Executive Officer, participate in the compensation setting process for our other executives. Our Chief Executive Officer discusses with the Compensation Committee the performance of our other executives and makes recommendations regarding base salaries and incentive compensation, including cash bonus plans and option grants. In addition, as authorized by the Compensation Committee, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer establish qualitative annual performance objectives, or APOs, for our executives who report to them. Part of the bonus for the Chief Financial Officer and the Chief Accounting Officer are also based upon achievement of applicable APOs.

The deliberations and decisions of the Compensation Committee regarding our executive compensation program occurred over the course of several meetings and by written actions throughout 2010 and the first part of 2011. The Compensation Committee held two meetings in February 2010. At its first meeting, the Compensation Committee began its deliberations regarding 2010 bonus plans for our named executive officers and other officers. At its second meeting, the Compensation Committee reviewed the results of our company’s performance in 2009 in connection with its consideration of bonus payments for 2009. The Compensation Committee also reviewed and considered our proposed operating plan for 2010 and information regarding our equity incentive and stock option plans, including the outstanding stock options under those plans. Following these reviews, the Compensation Committee approved bonus payments for 2009, and annual stock option grants, to our named executive officers and other executives.

The Compensation Committee also continued its consideration of appropriate parameters for officer bonus plans for 2010 and decided to continue utilizing a structure focused on and tied to our cash flow, primarily due to the continuing general economic uncertainty and its potential negative impact on our financial performance in 2010. Bonus plans utilizing a selected cash flow target for our named executive officers and all but one of our other officers (whose target was tied to earnings from operations for the operating units for which he was responsible) were subsequently approved by written action of the Compensation Committee.

In subsequent meetings, the Compensation Committee continued its consideration of various compensation matters and monitored our company’s actual and forecasted performance against the selected cash flow target. In addition, the Compensation Committee met with a representative of Pearl Meyer & Partners, or PMP, an independent compensation consulting firm, and received and considered a presentation regarding PMP’s experience and services, its personnel, initial observations regarding our company’s executive compensation program, and current and developing compensation issues generally. Following that presentation and the Compensation Committee’s related discussions, the Compensation Committee decided to retain PMP as its independent compensation consultant and subsequently approved the terms of that engagement by written action.

At its last meeting in 2010, the Compensation Committee discussed and evaluated the performance of our named executive officers, reviewed our company’s actual and forecasted performance against the officer bonus plan targets for 2010 and began its deliberations regarding 2011 compensation of our named executive officers and other executives. At that meeting, the Compensation Committee approved 2011 salaries for our executives. In light of the continuing general economic uncertainty, the Compensation Committee once again accepted senior management’s recommendation and decided not to increase our executives’ salaries.

The Compensation Committee met twice in January 2011. At these meetings, the Compensation Committee met with a representative of PMP, reviewed reports regarding our company’s compensation programs and additional matters for consideration, and considered potential additional or alternative elements of 2011 compensation for our named executive officers and other executives.

The Compensation Committee met once in February 2011. At this meeting, the Compensation Committee reviewed our company’s performance in 2010 against the performance goals established under the officer bonus plans. Following this review, the Compensation Committee approved bonuses for our named executive officers and other executives and also considered and approved annual option grants, all of which are described in detail below.

In addition, the Compensation Committee considered different parameters for officer bonus plans for 2011. For the 2011 plans, the Compensation Committee changed the primary financial target to adjusted earnings from operations from selected cash flow used in the 2010 plans, and provided that our officers could receive a maximum bonus of up to 120% of their target bonus. The Compensation Committee believed that the focus on selected cash flow in the previous plans had worked well in 2009 and 2010, resulting in a reduction in our indebtedness and refinancing of our debt on a long-term basis. For 2011, the Compensation Committee determined that it was appropriate to return management’s primary focus to earnings from operations, which the Compensation Committee believes will have a greater impact on shareholder value if the performance targets are achieved, and provides additional incentive to our executives by increasing the maximum potential incentive payouts under the plans.

The Compensation Committee met once in March 2011. At that meeting, the Compensation Committee approved the specific 2011 bonus plans for our officers. In addition, the Compensation Committee completed its deliberations regarding possible additional incentive compensation plans and awarded performance shares to certain of our executives, including our Chief Financial Officer and Chief Operating Officer. The purpose of these plans, the terms of which are more fully described below, is to provide additional incentives for growth, including incentives focused on specific parts of our business that may provide stronger near-term opportunities for growth.

Objectives of the Compensation Program

The primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with our overall performance. The Compensation Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize stockholder value and align executive performance with our corporate objectives and stockholder interests. To this end, the Compensation Committee has established an executive compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of corporate, business unit and individual performance,

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities, and

•	a mix of short-term cash and long-term equity-based compensation.

The Compensation Committee has designed the compensation program to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program is intended to reward both short-term and long-term performance and reward an executive officer based upon corporate performance as well as the performance of that executive officer. In annually reviewing the compensation of our executive officers, the Compensation Committee considers multiple factors, including the overall corporate financial performance for all executive officers. For specific executives, the Compensation Committee may consider the financial performance of specific business units or successful completion of APOs, which may include individual initiatives that will contribute to our future success.

The Compensation Committee believes it is important, when making its compensation-related decisions, to be informed as to current practices of similarly-situated companies, and it therefore may, from time to time, consider comparative information. The Compensation Committee has periodically reviewed and considered compensation information from other comparable health care service companies obtained from a compensation database provided by Equilar, which is a commercially available database of compensation information compiled from proxy statements of publicly traded companies. However, the Compensation Committee does not rely on any specific comparator group in making compensation decisions. The Compensation Committee does not engage in benchmarking compensation against any comparator groups and has not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for our named executive officers or other executives.

The compensation program for our named executive officers includes the following elements: base salary, annual cash incentives, stock option grants and other benefits and perquisites. We believe that the annual cash incentives and the stock options that are granted to our named executive officers are performance-based compensation, as discussed below. Our executive compensation policy provides that a significant portion of the total compensation payable to our named executive officers will be in the form of performance-based compensation.

As more fully described below, our annual option grants to our named executive officers are based primarily on the amount of the cash compensation they received for performance in the prior year, and the Compensation Committee views the option grants as compensation attributable to the named executive officer’s performance for the year prior to grant. The following table shows the primary elements of compensation for our named executive officers for 2010 assuming the annual option grants made in 2011 were included in compensation for 2010.

Name	Salary	Bonus	Option Awards(1)
Gregory A. Serrao	$459,500	$459,500	$376,320
Breht T. Feigh	$277,000	$210,520	$199,680
Michael J. Vaughan	$293,500	$234,800	$216,576
Mark W. Vargo	$170,000	$41,438	$34,304

(1)	Fair value on grant date utilizing Black-Scholes pricing model. See the financial statements in the annual report on Form 10-K for assumptions.

The individual elements of our compensation program are described below:

Base Salaries

Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our named executive officers, the Compensation Committee considers individual and corporate performance, level of responsibility, and market and competitive data. The Compensation Committee establishes base salaries at a level to permit a significant portion of the total compensation that each named executive officer can earn to be performance-based cash incentives and equity awards.

Annual Cash Incentives

As part of our executive compensation program, our named executive officers are eligible to receive annual cash incentive awards pursuant to our annual cash bonus program. Target bonus amounts are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. The target amounts for 2010 were 100% of base salary for the Chief Executive Officer, 80% of base salary for the Chief Financial Officer and the Chief Operating Officer and 25% of base salary for the Chief Accounting Officer. For 2010, the bonus program established for the named executive officers did not provide an opportunity to earn bonuses in excess of the target amounts. Target cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase.

Performance objectives intended to focus attention on achieving key goals are established or approved for our company and for each business unit at the beginning of each fiscal year. For 2010, the primary quantitative objective was achievement of a target based upon selected items of cash flow from our company’s 2010 operations, referred to in this CD&A as “selected cash flow.” Selected cash flow is calculated as (a) earnings before interest, taxes, depreciation and amortization, and excluding stock option expense, less (b) capital expenditures, and plus (c) the amount of any reduction in accounts receivable or minus the amount of any increase in accounts receivables.

For 2010, all or part of the bonus awards for our named executive officers were based on achievement of the selected cash flow target for our company as a whole. For that portion of the bonus, each named executive officer could earn a percentage of that portion determined pursuant to the following table:

% of Selected Cash Flow Target Achieved	% of That Part of Bonus Earned
less than 90%	0%
at least 90%, but less than 95%	50%
at least 95%, but less than 100%	75%
at least 100%	100%

The entire bonuses for our Chief Executive Officer and Chief Operating Officer were tied to the achievement of the corporate selected cash flow target. A portion of the bonuses of our Chief Financial Officer and Chief Accounting Officer were tied to specific APOs.

For 2010, under these performance goals, the corporate selected cash flow target was $41.9 million and we achieved that target, and the established APOs for our Chief Financial Officer and Chief Accounting Officer were substantially achieved.

Stock Option Grants

Our named executive officers also are eligible to receive equity-based incentive compensation under our Amended 2005 Equity Incentive Plan. Grants under that plan are designed to align a significant portion of the executive compensation package with the long-term interests of our stockholders. All stock options granted by the Compensation Committee in 2010 vest over a four-year period, with 25% of the shares subject to each option vesting on each anniversary of the grant date. This vesting schedule is intended to require long-term focus on performance for the executive to realize any value from the exercise of stock options. In addition, stock options are granted with an exercise price equal to the market price of our common stock on the date of grant and provide no cash benefit if the price of our common stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to be at a level that results in increased stock price performance and stockholder value over a multi-year period.

Individual equity awards historically have been determined by the Compensation Committee based on an officer’s current performance, potential for future contribution and responsibility, and market competitiveness. Individual equity awards are generally determined based on a formula that takes into account the amount of the executive’s base salary and annual cash bonus for the prior calendar year, and are considered by the Compensation Committee to be compensation for performance in the prior year. The option grants in 2010 were based on a formula utilizing salaries and bonuses paid for 2009. The value delivered by the option award at the time the option is granted (number of shares multiplied by the exercise price) is approximately equal to 100% of the base salary and bonus for each of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and 25% of the base salary and 100% of the cash bonus of the Chief Accounting Officer. As a result of this methodology, option shares are generally greater for the most senior executive officers, who have higher levels of responsibility, which encourages and rewards individual advancement, and the number of option shares granted varies from year to year based on the prior year’s cash compensation.

Because a primary purpose of granting equity awards has been to encourage positive future performance, the Compensation Committee did not consider the equity awards granted to an individual in previous years or the number of shares of common stock then owned by the executive when determining equity awards in 2010. The Compensation Committee historically has placed a relatively heavy emphasis on stock-based incentives, consistent with its philosophy that these incentives more closely align the interests of our named executive officers with the long-term interests of stockholders.

The Compensation Committee has established a practice of approving annual option grants to our named executive officers and other executives at its first regularly scheduled meeting each year and does not time those grants in coordination with the release of material nonpublic information. For other option grants, the Compensation Committee has in the past delayed the grants until after dissemination of material nonpublic information known to the Compensation Committee and anticipates that it will follow a similar practice in the future. The exercise price for each option is the closing price of our common stock on the grant date.

We also have an employee stock purchase plan. Participation in that plan is available to all employees, including our named executive officers, except our Chief Executive Officer.

Retirement Plans

We generally expect our named executive officers to plan for and fund their own retirement. We maintain a 401(k) savings plan that permits employees to defer a limited portion of salary and bonus into any of several investment alternatives. In addition, we make matching contributions equal to 50% of the first 6% of salary deferred by employees subject to maximums established by the Internal Revenue Service. Matching contributions made with respect to our named executive officers are included in the Summary Compensation Table on page 22 of this proxy statement. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our executive officers.

Other Benefits and Perquisites

Our executive compensation program also includes other benefits and perquisites. Our named executive officers participate in company-sponsored group benefit plans, such as health, life and disability insurance plans, available to all employees. In addition, our Chief Executive Officer receives an automobile allowance, and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have tax preparation services provided to them. For more detailed information regarding benefits and perquisites provided to our named executive officers, see the Summary Compensation Table on page 22 of this proxy statement.

Our Compensation Decisions

This section describes the specific compensation decisions that we made with respect to our named executive officers for 2010 and during the first quarter of 2011.

Base Salaries

We review and, if appropriate, adjust base salaries annually. In both 2010 and 2011, the Compensation Committee determined not to change base salaries of the named executive officers from the prior year, based in part on a recommendation from management. The 2010 base salaries for our named executive officers were as follows:

Name	Title	2010 Base Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$459,500
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$277,000
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	$293,500
Mark W. Vargo	Vice President, Chief Accounting Officer	$170,000

In setting these base salaries, we considered the compensation philosophy and principles described above; the experience and knowledge of the named executive officer and the quality and effectiveness of his leadership at our company; all of the components of executive compensation, including primarily base salary, annual cash incentives and long-term stock-based incentives; the mix of pay-for-performance and at-risk compensation to total compensation; the current business and economic environment; and senior management’s recommendation that these salaries not be increased.

Bonuses

The Compensation Committee approved bonuses for 2010 performance, which were paid in the first quarter of 2011. As stated above, our company achieved its selected cash flow target for 2010. As a result, each of the named executive officers was awarded the portion of his bonus that was based upon achievement of selected cash flow, which in some cases was the entire bonus. Our Chief Financial Officer and Chief Accounting Officer had a portion of their bonuses based upon achievement of individual APOs and achieved substantially all of their APOs. The following table reflects the bonuses paid to the named executive officers for 2010 performance.

Name	2010 Cash Bonus
Gregory A. Serrao	$459,500
Breht T. Feigh	$210,520
Michael J. Vaughan	$234,800
Mark W. Vargo	$41,438

Option Grants

The Compensation Committee typically considers and awards option grants to our named executive officers and other executives on an annual basis in February. In February 2010 and February 2011, the Compensation Committee awarded option grants to our executives. As described above, the numbers of option shares were determined primarily by a formula utilizing a percentage of the amount of each executive’s base salary and bonus for the prior year. The following table sets forth the number of option shares granted to each named executive officer in 2011 (which the Compensation Committee views as compensation for 2010 performance) and the number of option shares granted to these officers in 2010 (which the Compensation Committee views as compensation for 2009 performance).

Name	2010 Options Granted	2011 Options Granted
Gregory A. Serrao	85,400	73,500
Breht T. Feigh	45,500	39,000
Michael J. Vaughan	48,200	42,300
Mark W. Vargo	6,600	6,700

To ensure the long-term incentive nature of these option grants, as with prior option grants, these options were granted with an exercise price equal to the closing price of our common stock on the date of grant and vest over a four-year period, with each option vesting with respect to 25% of the shares subject to the option on each anniversary of the grant date.

Performance Shares

In 2011, the Compensation Committee awarded performance shares under our Amended 2005 Equity Incentive Plan to our Chief Financial Officer and Chief Operating Officer as part of new three-year long-term incentive plans. Under each plan, the performance shares vest over a three-year period based upon achievement of specific annual financial performance goals. If an annual performance goal is not achieved, then a portion of the performance shares are forfeited. The performance shares (including performance shares that have vested as a result of achievement of annual financial performance goals) are subject to restrictions on transfer during the entire three-year performance period and an additional one-year period following the performance period. If the officer’s employment with the company terminates (other than as a result of his death or disability) during the performance period or the additional one-year restriction period, then all of the performance shares are subject to forfeiture. Our Chief Financial Officer was awarded 27,000 performance shares, and the Compensation Committee established annual performance goals for these performance shares based upon year-over-year growth in our earnings per share. Our Chief Operating Officer was awarded 27,000 performance shares, and the Compensation Committee established annual performance goals for these performance shares based upon successfully supporting our affiliated practices with certain growth objectives, specifically to include development of de novo dental facilities and development of information systems, support staff and business processes to support specialty care services. We will measure achievement of these performance goals based upon the revenue of the new offices and growth in revenue associated with specialty dental services.

Other Considerations

Although the Compensation Committee considers tax and accounting issues in connection with its compensation decisions, those have not become material factors in the Compensation Committee’s compensation decisions to date.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of our company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Derril W. Reeves, Chairperson

Robert E. Hunter, D.M.D.

Lonnie H. Norris, D.M.D., M.P.H.

SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid to or earned by our named executive officers for the fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		Other Bonus			All Other Compensation(3)			Total
Gregory A. Serrao Chairman, President and Chief Executive Officer	2010 2009 2008	$ $ $	459,500 459,500 459,500	$ $	587,603 243,904 —	$ $	459,500 640,800 —		— — —		$ $ $	28,350 36,350 35,900	(5) (5) (5)	$ $ $	1,534,953 1,380,554 495,400

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	2010 2009 2008	$ $ $	277,000 277,000 277,000	$ $	313,067 146,844 —	$ $	210,520 265,920 —	$	— 44,320 —	(4)	$ $ $	10,877 10,850 8,900		$ $ $	811,464 744,934 285,900

Michael J. Vaughan Executive Vice President, Chief Operating Officer	2010 2009 2008	$ $ $	293,500 293,500 293,500	$ $	331,645 155,798 —	$ $	234,800 328,720 —		— — —		$ $ $	10,850 10,850 8,292		$ $ $	870,795 788,868 301,792

Mark W. Vargo Vice President, Chief Accounting Officer	2010 2009 2008	$ $ $	170,000 170,000 170,000	$ $ $	45,412 22,564 30,415	$ $	41,438 42,500 —		— — —		$ $ $	6,375 7,350 6,340		$ $ $	263,225 242,414 206,725

(1)

These awards are non-qualified stock options granted under our Amended 2005 Equity Incentive Plan and our Amended and Restated 1996 Stock Option Plan. Amounts shown are based on the fair value of the entire award on the grant date, regardless of vesting requirements. The assumptions we used in valuing the stock options can be found in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Amounts for 2009 and 2008, previously presented as expense recorded by us, have been recalculated to present the grant date fair value in accordance with the change in SEC rules.

(2)	The bonus amounts shown for 2009 and 2010 are amounts earned under our incentive bonus plan that are described in CD&A in respect of services performed in 2010 and 2009, respectively.

(3)	Includes matching contributions we made under our 401(k) Savings Plan and amounts we paid on behalf of Mr. Serrao, Mr. Feigh and Mr. Vaughan for personal tax services.

(4)	Additional bonus earned by Mr. Feigh for 2009 in respect of services performed in 2009.

(5)	Includes $9,000 we paid to Mr. Serrao as a car allowance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all plan-based equity awards granted to our named executive officers during the fiscal year ended December 31, 2010. The equity awards granted in fiscal year 2010 identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year-End” on the following page. All equity awards to our named executive officers in 2010 were granted under our Amended 2005 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target		Maximum
Gregory A. Serrao	N/A	—	$459,500	(3)	$640,800
	2/23/2010					85,400	$13.17	$587,603

Breht T. Feigh	N/A	—	$221,600	(4)	$265,920
	2/23/2010					45,500	$13.17	$313,067

Michael J. Vaughan	N/A	—	$234,800	(4)	$328,720
	2/23/2010					48,200	$13.17	$331,645

Mark W. Vargo	N/A	—	$42,500	(5)	$42,500
	2/23/2010					6,600	$13.17	$45,412

(1)	The exercise price of the options is no less than the fair market value of our common stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2)

We utilized the Black-Scholes pricing model to provide a grant date fair value of the options. The Black-Scholes pricing model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options: expected option life of 6.0 years, dividend yield of 0.0%, risk-free interest rate of 2.7% and expected volatility of 52%.

(3)	The Compensation Committee fixed the non-equity incentive plan award at 100% of base salary.

(4)	The Compensation Committee fixed the non-equity incentive plan award at 80% of base salary.

(5)	The Compensation Committee fixed the non-equity incentive plan award at 25% of base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2010. The option agreement for Mr. Vaughan’s February 2011 grant provides that, subject to his compliance with all other terms of the agreement, if his employment with us terminates as a result of his qualified retirement (defined as retirement with combined age and years of service of 65 and a minimum age of 60), that option will continue to vest and will be exercisable with respect to vested shares until the third anniversary of his retirement.

	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Gregory A. Serrao	219,613	—		$5.99	7/3/2013
	33,150	—		$8.90	2/24/2014
	40,650	—		$15.75	2/22/2015
	55,400	—		$13.80	2/21/2016
	32,400	10,800	(1)	$21.25	2/20/2017
	17,025	51,075	(3)	$6.53	2/24/2019
	—	85,400	(4)	$13.17	2/23/2020

Breht T. Feigh	6,327	—		$5.25	3/16/2011
	15,000	—		$4.60	9/4/2011
	25,875	—		$5.23	2/25/2012
	17,746	—		$5.99	7/3/2013
	150,000	—		$6.67	10/6/2013
	15,450	—		$8.90	2/24/2014
	22,800	—		$15.75	2/22/2015
	32,500	—		$13.80	2/21/2016
	19,575	6,525	(1)	$21.25	2/20/2017
	10,250	30,750	(3)	$6.53	2/24/2019
	—	45,500	(4)	$13.17	2/23/2020

Michael J. Vaughan	150,000	—		$6.67	10/6/2013
	24,150	—		$8.90	2/24/2014
	31,050	—		$15.75	2/22/2015
	34,200	—		$13.80	2/21/2016
	20,775	6,925	(1)	$21.25	2/20/2017
	10,875	32,625	(3)	$6.53	2/24/2019
	—	48,200	(4)	$13.17	2/23/2020

Mark W. Vargo	4,350	—		$6.01	5/2/2013
	6,600	—		$8.90	2/24/2014
	4,350	—		$15.75	2/22/2015
	5,200	—		$13.80	2/21/2016
	3,150	1,050	(1)	$21.25	2/20/2017
	2,100	2,100	(2)	$9.58	2/22/2018
	1,575	4,725	(3)	$6.53	2/24/2019
	—	6,600	(4)	$13.17	2/23/2020

(1)	These options were granted on February 20, 2007 and vest ratably over a four-year period. The options listed in the table will vest on February 20, 2011.

(2)	These options were granted on February 22, 2008 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 22, 2011 and February 22, 2012.

(3)	These options were granted on February 24, 2009 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 24, 2011, February 24, 2012 and February 24, 2013.

(4)

These options were granted on February 23, 2010 and vest ratably over a four-year period, with one-fourth of the options vesting on each of February 23, 2011, February 23, 2012, February 23, 2013 and February 23, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the amount realized during 2010 on the exercise of stock options by each of our named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gregory A. Serrao	—	—
Breht T. Feigh	22,500	164,475
Michael J. Vaughan	—	—
Mark W. Vargo	—	—

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Stock Option Plans

Under the terms of our stock option plans, if a participant’s employment with us terminates by reason of the participant’s death or disability, then to the extent a stock option held by the participant is vested as of the date of death or disability, that stock option may be exercised by the participant, the legal representative of the participant’s estate, the legatee of the participant under the will of the participant or the distributee of the participant’s estate, whichever is applicable, for a period of one year from the date of death or disability or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of death or disability will immediately lapse and be of no further force or effect.

If a participant’s employment with us terminates for any reason other than death or disability, then to the extent any stock option held by the participant is vested as of the date of termination, that stock option may be exercised for a period of 90 days from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect, except for Mr. Vaughan’s 2011 option, which will continue to vest for the three-year period following his termination if that termination is his qualified retirement. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to the participant will immediately lapse and be of no further force or effect.

In the event of a change in control of our company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. For purposes of the stock option plans under which there are outstanding and not fully vested stock options, a “change in control” means:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, other than any acquisition directly from us or any of our subsidiaries or employee benefit plans and any non-control acquisition (a “non-control acquisition” refers to a transaction in which (a) the beneficial owners of our outstanding common stock and voting securities immediately prior to the transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to the transaction and (b) at least a majority of the Board continues in office following the transaction),

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest),

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless the transaction is a non-control acquisition, or

•	our stockholders approve a complete liquidation or dissolution of our company.

If a change in control had occurred on December 31, 2010, our named executive officers would have received the following benefits with respect to unvested options, with such value for the accelerated vesting of the options determined as the difference between the closing share price on December 31, 2010 of our common stock on The Nasdaq Global Select Market and the exercise price for each stock option for which vesting accelerated: Gregory A. Serrao, 147,275 unvested stock options, with a value of $564,119; Breht T. Feigh, 82,775 unvested stock options, with a value of $310,195; Michael J. Vaughan, 87,500 unvested stock options, with a value of $328,742; and Mark W. Vargo, 14,475 unvested stock options, with a value of $53,854.

Employment Agreement with Mr. Serrao

We entered into an Amended and Restated Employment and Non-Competition Agreement, dated January 2, 2001, with Mr. Serrao, as amended effective on January 1, 2009. Under this agreement, Mr. Serrao serves as our Chairman, President and Chief Executive Officer, reporting to the Board of Directors, and has broad authority to manage and direct our corporate affairs and operations, subject to the reasonable control, guidelines and policies of the Board.

Pursuant to his employment agreement, Mr. Serrao is entitled to receive an annual base salary, which was $459,500 for 2010 (subject to potential increases), and may earn a potential bonus payment in an amount up to a specified percentage of his then current base salary. He also is entitled to a variety of benefits, including coverage under our group health, life and disability insurance plans and other benefit programs made available to our senior executives.

Mr. Serrao’s employment agreement has no stated term. It continues until terminated by one of the methods provided in the agreement. The agreement terminates automatically upon Mr. Serrao’s death or permanent disability, as determined by a qualified independent physician. In addition, either party can terminate the agreement on 90 days’ prior written notice.

If the employment agreement is terminated due to Mr. Serrao’s death, we would continue to pay his salary for the remainder of the month in which his death occurred, and his estate would be entitled to the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the death occurred. If the employment agreement is terminated due to Mr. Serrao’s disability, Mr. Serrao would be entitled to receive the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the disability occurred.

We may terminate the agreement for “cause,” which is defined to include Mr. Serrao’s conviction of, or pleading guilty or no contest to, any felony; his willful failure or refusal to perform his duties; his unauthorized disclosure of our proprietary information; his breach of the non-competition or non-solicitation provisions contained in the agreement; or his fraud or embezzlement or any other act of dishonesty against us.

If we terminate the agreement without cause, Mr. Serrao is entitled to receive severance benefits in an amount equal to his then current annual base salary (payable in twelve equal monthly installments) and health, disability and insurance benefits, at our cost, for twelve months following termination, plus his pro rata share of any bonus that otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement; any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement; any material reduction by us in Mr. Serrao’s responsibilities, authority, title or position; the assignment to him of responsibilities or duties inconsistent with his offices; or a change in control of our company. For purposes of the employment agreement, a “change in control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by us), a person or group of persons acting in concert own collectively a majority of our voting securities or have the right to elect a majority of our Board of Directors. However, if Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change in control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change in control, Mr. Serrao may not terminate the agreement for good reason as a result of the change in control until the first anniversary of the change in control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) as if we terminated his employment without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in twelve equal monthly installments payable at the same time as the continuing payments of his base salary.

The following table provides the dollar amounts we would pay to Mr. Serrao pursuant to his employment agreement in the event of termination or a change in control. For purposes of this table, we have assumed the termination or change in control event occurred on December 31, 2010.

Termination Event	Cash Severance Payments	Health Disability and Insurance Benefits(1)
Involuntary Termination without Cause	$459,500(2)	$23,500
Involuntary Termination with Cause	—	—
Termination for Good Reason	$459,500(3)	$23,500
Death	—(4)	—
Disability	—(5)	—(5)

Change in Control (without Termination)	—(5)	—(5)
Change in Control (with Termination for Cause or Good Reason)	$459,500	$23,500

(1)	Valued as the net cost to us at December 31, 2010 for the benefits to be provided under the employment agreement.

(2)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the pro rata share of any bonus that otherwise would have been payable with respect to the year in which the termination occurred, payable at the time the bonus is paid to other employees.

(3)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the full amount of any bonus that otherwise would have been payable with respect to the year in which the termination occurred, payable in twelve equal monthly installments.

(4)	Mr. Serrao would continue to receive salary through the month in which the death occurred.

(5)	No additional compensation would be payable to Mr. Serrao upon disability or a change in control (without termination) that is not similarly provided to our other employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to options and other equity awards under our equity compensation plans as of December 31, 2010 (in thousands, except per share amounts).

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by stockholders	—	—	—

Equity compensation plans approved by stockholders (excluding ESPP)	2,252	$10.68	407

Equity compensation plans approved by stockholders	N/A	N/A	205

Total all plans	2,252	$10.68	612

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy and procedures for reviewing related party transactions involving our company. The policy defines “related parties” as officers who are Section 16 reporting persons (and their immediate family members), directors (and their immediate family members), 5% stockholders, and any entity owned or controlled by any of the preceding people or entities or with respect to which they have a substantial ownership or control interest. The policy defines a “related party transaction” as any transaction between our company and a related party other than transactions available to all employees generally or involving a de minimis dollar amount.

Related party transactions may only be consummated or may only continue if (i) the Audit Committee approves or ratifies the transaction, (ii) the disinterested members of the Board approve the transaction, or (iii) the transaction involves compensation approved by the Compensation Committee.

Our Board of Directors believes that the Audit Committee is best suited to review and approve related party transactions. Under the policy, our management is responsible for presenting proposed related party transactions to the Audit Committee, other than transactions discussed above that are approved or are to be approved by the disinterested members of our Board or the Compensation Committee. The Audit Committee reviews the proposed related party transaction and makes a decision regarding approval. Our management has a further obligation to update the Audit Committee as to any material changes to any proposed transaction.

Our management may alternatively preliminarily enter into any related party transaction subject to ratification by the Audit Committee. If the Audit Committee declines to ratify the related party transaction, our management must make all reasonable effort to cancel or annul the transaction.

We did not enter into any related party transactions during 2010 that would be required to be disclosed.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 with management.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLC, the audited consolidated financial statements for the fiscal year ended December 31, 2010 and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dr. Robert E. Hunter, Chairperson

Fay Donohue

Gerard M. Moufflet

Derril W. Reeves

PROPOSAL 2—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is commonly referred to as a “say-on-pay” vote.

As described in detail under the heading “Compensation Discussion and Analysis,” the primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote on this proposal when making future decisions about our executive compensation program.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Board Recommendation

Our Board of Directors recommends a vote FOR the resolution approving our executive compensation program.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Proposal Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders the opportunity to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

We recognize that the stockholders may have different views on this proposal, and we therefore look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Board Recommendation

Our Board of Directors recommends a vote to hold say-on-pay votes EVERY 1 YEAR.

PROPOSAL 4—APPROVAL OF AN AMENDMENT TO OUR AMENDED 2005 EQUITY INCENTIVE PLAN

Proposal Summary

On February 22, 2011, our Board of Directors voted to amend our Amended 2005 Equity Incentive Plan, or the Equity Plan, to increase the number of shares of common stock available for issuance under the Equity Plan by 525,000 shares, subject to stockholder approval.

As of April 8, 2011, 78,625 shares were available for issuance under the Equity Plan. We believe that grants of stock options made under the Equity Plan help to align the interests of our officers and other key employees with the interests of our stockholders. Therefore, we are asking our stockholders to approve this proposal to increase the number of shares available for issuance under the Equity Plan so that we may continue to provide stock-based incentive compensation to our officers and key employees.

Board Recommendation

Our Board of Directors recommends a vote FOR the amendment to the Equity Plan to increase by 525,000 shares the number of shares of common stock available for issuance under that plan.

Summary of the Amended 2005 Equity Incentive Plan

The plan description that follows is qualified in its entirety by reference to the full text of the Equity Plan.

Purpose. The purpose of the Equity Plan is to advance the interests of our company and our stockholders by providing a means of attracting and retaining our officers and key employees. The Equity Plan encourages and enables our officers and key employees to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success.

Administration. The Equity Plan is administered by the Compensation Committee of our Board of Directors or a committee of at least two non-employee, outside, independent directors designated by the Board.

Types of Awards. The Equity Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (or the Internal Revenue Code), non-qualified stock options, restricted shares that vest on a schedule based on the participant’s continued employment with us, performance shares that vest on a schedule based on performance objectives and deferred shares that vest at the end of a specified deferral period.

Participants. The persons eligible to receive awards under the Equity Plan include officers and other key employees of the our company or one or more of our subsidiaries (as defined in the Equity Plan).

Shares Subject to the Plan. Our stockholders have previously authorized the issuance of 1,150,000 shares of our common stock under the Equity Plan. If this proposal to increase the number of shares is approved by the stockholders, the Equity Plan will permit total awards over the life of the Equity Plan of up to 1,675,000 shares. Shares that expire or are unexercised, forfeited, terminated, surrendered, cancelled or settled in such a manner that all of some or the shares covered by an award are not issued or do not vest in a participant, or are returned to us in payment of the exercise price or tax withholding upon the exercise of awards will again be available for future grants under the Equity Plan. Any shares delivered upon the assumption of or in substitution for outstanding grants made by a company or division acquired by us will not decrease the number of available shares under the Equity Plan. The maximum number of shares with respect to which incentive stock options may be granted under the Equity Plan is 150,000. The maximum aggregate number of shares with respect to which awards may be granted to any single participant under the Equity Plan during any single calendar year is 100,000.

Grant of Awards. Awards granted under the Equity Plan will be in the form that the committee administering the plan may from time to time approve.

Stock Options. Each stock option will have an exercise price per share that is not less than the fair market value of the shares on the date of grant, except that if the participant at the time an incentive stock option is granted owns more than 10% of the total combined voting power of all classes of stock of our company, the exercise price will be at least 110% of the fair market value of the shares on the date of grant. Payment of the exercise price of stock options may be made by certified or bank cashier’s check or other form of payment acceptable to us, or, if approved by the committee administering the plan, by delivery of unrestricted shares having a fair market value on the date of delivery equal to the total exercise price, by surrender of shares subject to the stock option that have a fair market value equal to the total exercise price at the time of exercise, or by a combination of these.

Each stock option will be exercisable only with respect to the shares that have become vested pursuant to the terms of that stock option, and the stock option will become vested on the dates or on the basis of such other criteria as the committee administering the plan may determine. No stock option will be exercisable after the expiration of ten years from its grant date. In addition, with respect to incentive stock options, if the participant at the time the incentive stock option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of our company or any subsidiary, the incentive stock option will not be exercisable after the expiration of five years from its grant date.

Unless otherwise determined by the committee administering the plan at or before grant, if a participant’s employment with our company and its subsidiaries terminates, then the unvested portion of the stock option will automatically terminate. To the extent the stock option is vested, the vested portion of the stock option may be exercised by the participant during the following periods: (i) if the termination is a result of the participant’s death or disability, the vested portion will be exercisable for a period of one year from the date of death or disability, or if sooner, the expiration of the stated term of the stock option, (ii) if the termination is for any other reason, then the vested portion of the stock option may be exercised for a period of 90 days from the date of termination, or if sooner, the expiration of the stated term of the stock option, except that if the termination is for cause, any and all unexercised stock options granted to the participant will immediately lapse and be of no further force or effect.

Restricted Shares. The committee administering the plan sets the price of restricted shares, and the price may be zero. Payment of the purchase price of the restricted shares may be made by certified or bank cashier’s check or other form of payment acceptable to us, or, if approved by the committee administering the plan, by delivery of unrestricted shares having a fair market value on the date of delivery equal to the total exercise price, or by a combination of these.

Restricted shares may not be sold, transferred, pledged, assigned or otherwise encumbered for a period of at least three years for non-performance-based awards and at least one year for performance-based awards, or such longer period of time as may be set by the committee administering the plan. The committee administering the plan may provide for the lapse of restrictions in installments or on another basis determined by the committee.

Restricted Shares will be issued with an appropriate legend reflecting the applicable restrictions. The committee administering the plan may require that restricted shares be held by us or a trustee until the restrictions lapse. Upon the expiration of the restriction period without prior forfeiture of the restricted shares, unrestricted shares will be delivered to the participant.

Except as provided in the Equity Plan or the grant agreement, a participant awarded restricted shares will have all of the rights of a stockholder with respect to the restricted shares, including the right to vote the restricted shares and the right to receive any dividends or other distributions with respect to the restricted shares. These rights terminate automatically with respect to any restricted shares that are forfeited.

If a participant’s employment by our company and its subsidiaries terminates before the end of the restriction period, or upon a participant’s death or disability, the committee administering the plan may authorize the retention by the participant of all or a portion of the restricted shares that would have been retained by the participant had his or her employment continued until the end of the restriction period. Otherwise, all restricted shares still subject to restriction at the time of termination will be forfeited. If a participant’s employment by our company and its subsidiaries terminates before the end of the restriction period for any other reason, all restricted shares awarded to the participant and still subject to restrictions will be forfeited.

Performance Shares. At the time of grant of performance shares, the committee administering the plan will establish one or more performance goals to be achieved during the relevant performance period. The performance goals may be one or any combination of the following: revenue, earnings or earnings per share, earnings from operations, cash flow, return on capital, stockholder return, achievement of cost control, or stock price. The performance goals may also be based upon attaining specified levels of company performance under one or more of these measures relative to the performance of other companies. The performance goals may be established on a company-wide basis or with respect to one or more subsidiaries, operating units, divisions or ventures of our company. The performance goals are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code and will be set by the committee administering the plan within the time period specified by Section 162(m). The committee administering the plan will determine attainment of performance goals.

The committee administering the plan sets the price of performance shares, and the price may be zero. Payment of the purchase price of the performance shares may be made by certified or bank cashier’s check or other form of payment acceptable to us, or, if approved by the committee administering the plan, by delivery of unrestricted shares having a fair market value on the date of delivery equal to the total exercise price, or a combination of these.

At the time of grant, performance shares will, after vesting, be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events determined by the committee administering the plan, in its sole discretion, for a period of at least one year. During the performance period and the additional restriction period, the performance shares may not be sold, transferred, pledged, assigned or otherwise encumbered. The committee administering the plan may accelerate the time at which any or all of the restrictions will lapse with respect to any performance shares, but this acceleration will not terminate the restriction period prior to the expiration of one year.

Performance shares will be issued with an appropriate legend reflecting the applicable restrictions. The committee administering the plan may require that performance shares be held by us or a trustee until the restrictions lapse. Subject to the fulfillment of the terms and conditions of the performance shares and any other vesting requirements, and upon the expiration of any additional period of restriction without prior forfeiture of the performance shares, unrestricted shares will be delivered to the participant.

Except as provided in the Equity Plan or the grant agreement, a participant awarded performance shares will have all of the rights of a stockholder with respect to the performance shares, including the right to vote the restricted shares and the right to receive any dividends or other distributions with respect to the performance shares. These rights terminate automatically with respect to any performance shares that are forfeited.

If a participant’s employment by our company and its subsidiaries terminates before the end of any performance period or the expiration of any additional period of restriction, or upon a participant’s death or disability, the committee administering the plan, taking into consideration the performance of the participant and our company over the performance period, may authorize the retention by the participant of all or a portion of the performance shares that would have been retained by the participant had his or her employment continued until the end of the performance period or any additional period of restriction. Otherwise, all performance shares still subject to restriction at the time of termination will be forfeited. If a participant’s employment by our company and its subsidiaries terminates before the end of the performance period or any additional period of restriction for any other reason, all performance shares awarded to the participant and still subject to restrictions will be forfeited.

Deferred Shares. At the time of awarding deferred shares, the committee administering the plan will establish the duration of the period during which, and the conditions under which, receipt of the deferred shares will be deferred. The deferral period may not be less than three years and one day for non-performance-based awards and not less than one year and one day for performance-based awards. At the time of awarding deferred shares, the committee administering the plan may determine that the deferred shares will be issued after the deferral period in a lump sum or periodic installments.

The committee administering the plan sets the price of deferred shares, and the price may be zero. Payment of the purchase price of the deferred shares may be made by certified or bank cashier’s check or other form of payment acceptable to us, or, if approved by the committee administering the plan, by delivery of unrestricted shares having a fair market value on the date of delivery equal to the total exercise price, or a combination of these.

Deferred shares may not be sold, transferred, pledged, assigned or encumbered during the deferral period.

Deferred shares will be credited with an amount equal to the dividends, if any, paid by us during the deferral period on an equal number of outstanding shares. Dividends so credited will be converted into an additional number of deferred shares as of the dividend payment date.

No participant will have any rights of a stockholder with respect to deferred shares unless and until those shares have been duly issued and delivered.

Acceleration of Rights. Except with respect to deferred shares, the committee administering the plan has authority to accelerate the time at with a stock option or other award will be exercisable whenever the committee determines that such an action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the award.

Amendment and Repricing. Our Board of Directors may alter, amend, suspend or terminate the Equity Plan at any time subject to the following limitations:

•	the action may not materially and adversely affect any outstanding award under the plan without the consent of the holder, and

•

no amendment may be made without stockholder approval if the amendment would require stockholder approval under applicable law or regulation, or if the amendment is a material amendment. A “material amendment” to the Equity Plan means (i) any material increase in the number of shares to be issued under the plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction); (ii) any material increase in benefits to participants, including any amendment to permit a repricing of outstanding stock options, to reduce the price at which shares or stock options may be offered, or to extend the duration of the plan; (iii) any material expansion of the class of participants eligible to participate in the plan; and (iv) any expansion in the types of stock options or awards provided under the plan.

The committee administering the plan may amend the terms of any award, prospectively or retroactively, but no amendment may impair the rights of any plan participant without the participant’s consent unless the amendment is made to cause the award or the stock option to comply with applicable law or stock exchange, market or accounting rules. The committee’s ability to amend the terms of outstanding awards does not provide the authority for the committee to amend the terms of any restriction period or holding period for awards, except as otherwise set forth in the plan. The committee may not adjust or amend the exercise price of stock options previously granted, whether through amendment, cancellation or replacement grants or any other means, without stockholder approval.

Change in Control. In the event of a change in control of our company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms and the restrictions applicable to restricted shares and performance shares will lapse and those shares will be fully vested. The change in control provisions do not apply to deferred shares. We may terminate any or all unexercised stock options any time within 30 days after a change in control so long as we pay to each affected option holder cash in an amount equal to the difference between the fair market value of the shares subject to the stock options and the exercise price.

A “change in control” means:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, other than any acquisition directly from us or any of our subsidiaries or employee benefit plans and any non-control acquisition (a “non-control acquisition” refers to a transaction in which (a) the beneficial owners of our outstanding common stock and voting securities immediately prior to the transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to the transaction and (b) at least a majority of the Board continues in office following the transaction),

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest),

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless the transaction is a non-control acquisition, or

•	our stockholders approve a complete liquidation or dissolution of our company.

Changes in Capital Structure. If the number of shares of our common stock outstanding changes because of a stock split, stock dividend or similar event, the aggregate number of shares subject to the Equity Plan, the limitation on the number of shares subject to incentive stock options and the limitation on the number of shares subject to stock options, restricted shares, performance shares and deferred shares granted to any singled participant will be proportionately adjusted or substituted and the number of shares and the exercise price for each share subject to the unexercised portion of any then-outstanding award will be proportionately adjusted. In the event of any other recapitalization or division, or any merger, consolidation or other reorganization of our company, the committee administering the plan will make adjustments, as it deems appropriate, to accurately reflect the number and kind of shares deliverable and the option exercise price.

Federal Income Tax Effects. The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Equity Plan. This summary is based on the U.S. tax laws in effect as of the date of this proxy statement. This summary assumes that all awards granted under the Equity Plan are or will be either exempt from or compliant with Section 409A of the Internal Revenue Code. Changes to U.S. tax laws could alter the tax consequences described below.

•

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a subsidiary of our company at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-qualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

•

A participant will have income upon the sale of shares of common stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

•

Non-qualified Stock Options. A participant will not have income upon the grant of a non-qualified stock option. A participant will have compensation income upon the exercise of a non-qualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

•

Restricted Shares and Performance Shares. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the grant date. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

•

Deferred Shares. Except as described below, a participant generally will not realize income upon an award of deferred shares. However, a participant who receives shares subject to a deferred share award will realize as ordinary income at the time of receipt an amount equal to the fair market value of those shares.

•

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Term. The Equity Plan will terminate on April 26, 2015, unless our Board of Directors terminates it earlier. Termination of the Equity Plan will not affect Awards made prior to termination.

New Plan Benefits. As of December 31, 2010, we had 2,409 employees eligible to participate in the Equity Plan. The granting of awards under the Equity Plan is discretionary, and we cannot now determine the number of awards to be granted in the future to any particular person under the Equity Plan.

PROPOSAL 5—APPROVAL OF AN AMENDMENT TO OUR AMENDED 2005 DIRECTORS STOCK OPTION PLAN

Proposal Summary

On February 22, 2011, our Board of Directors voted to amend our Amended 2005 Directors Stock Option Plan, or the Directors Plan, to increase the number of shares of common stock available for issuance under the Directors Plan by 160,000 shares, subject to stockholder approval.

As of April 8, 2011, no shares were available for issuance under the Directors Plan. We believe that grants of stock options made under the Directors Plan help to align the interests of our non-employee directors with the interests of our stockholders. Therefore, we are asking our stockholders to approve this proposal to increase the number of shares available for issuance under the Directors Plan so that we may continue to provide stock-based incentive compensation to our non-employee directors.

Board Recommendation

Our Board of Directors recommends a vote FOR the amendment to the Directors Plan to increase the number of shares of common stock available for issuance under that plan by 160,000 shares.

Summary of the Amended 2005 Directors Stock Option Plan

The plan description that follows is qualified in its entirety by reference to the full text of the Directors Plan.

Purpose. The purpose of the Directors Plan is to advance the interests of our company and our stockholders by giving non-employee directors an opportunity to participate in our future prosperity and growth and an incentive to increase the value of our company based on our performance, development and financial success.

Administration. The Directors Plan is administered by a committee of our Board of Directors composed of one or more directors. The committee may designate individual committee members or persons other than its members to carry out its responsibilities under conditions and limitations that it determines.

Types of Awards. The Directors Plan only permits the granting of non-qualified stock options, or options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code.

Participants. Directors who are not employees or officers of our company or any of our subsidiaries are eligible to receive options under the Directors Plan. Our Board of Directors currently includes six directors who meet the participant criteria.

Shares Subject to the Plan. Our stockholders have previously authorized the issuance of 175,000 shares of our common stock under the Directors Plan. If this proposal to increase the number of shares is approved by the stockholders, the Directors Plan will permit total stock option grants over the life of the Directors Plan of up to 335,000 shares. Shares that are forfeited or returned to us in payment of the exercise price or tax withholding upon the exercise of stock options will again be available for future grants under the Directors Plan.

Stock Options. Each stock option will have an exercise price per share that is not less than the fair market value of the shares on the date of grant. Payment of the exercise price of stock options may be made by a cash payment, or, if acceptable to us or approved by the committee administering the plan, by delivery of unrestricted shares having a fair market value on the date of delivery equal to the total exercise price, by surrender of shares subject to the stock option that have a fair market value equal to the total exercise price at the time of exercise, or by a combination of these.

Each stock option will be exercisable only with respect to the shares that have become vested pursuant to the terms of that stock option, and the stock option will become vested on the dates or on the basis of such other criteria as the committee administering the plan may determine. The committee administering the plan has the discretion to accelerate vesting whenever it determines that acceleration is appropriate because of changes in applicable tax or other laws or other changes in circumstances. No stock option will be exercisable after the expiration of ten years from its grant date.

Unless otherwise determined by the committee administering the plan at or before grant, if a participant’s status as an eligible director terminates, then the unvested portion of the stock option will automatically terminate. To the extent the stock option is vested, the vested portion of the stock option may be exercised by the participant during the following periods: (i) if the termination is a result of the participant’s death or disability, the vested portion will be exercisable for a period of one year from the date of death or disability, or if sooner, the expiration of the stated term of the stock option, or (ii) if the participant’s status as an eligible director terminates for any other reason, then the vested portion of the stock option may be exercised for a period of 90 days from the date of termination, or if sooner, the expiration of the stated term of the stock option.

Amendment and Repricing. Our Board of Directors may alter, amend, suspend or terminate the Directors Plan at any time subject to the following limitations:

•	the action may not adversely affect the rights of any plan participant with respect to any outstanding stock options held by the participant without the participant’s consent, and

•

no amendment may be made without stockholder approval if the amendment would require stockholder approval under applicable law or regulation, or if the amendment is a material amendment. A “material amendment” to the Directors Plan means (i) any material increase in the number of shares to be issued under the plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction); (ii) any material increase in benefits to participants, including any amendment to permit a repricing of outstanding stock options, to reduce the price at which stock options may be offered, or to extend the duration of the plan; (iii) any material expansion of the class of participants eligible to participate in the plan; and (iv) any expansion in the types of stock options provided under the Directors Plan.

The committee administering the plan may amend the terms of any stock option, prospectively or retroactively, but no amendment may impair the rights of any plan participant without the participant’s consent unless the amendment is made to cause the plan or the stock option to comply with applicable law or stock exchange, market or accounting rules. The committee may not adjust or amend the exercise price of stock options previously granted, whether through amendment, cancellation or replacement grants or any other means, without stockholder approval.

Change in Control. In the event of a change in control of our company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. We may terminate any or all unexercised stock options any time within 30 days after a change in control so long as we pay to each affected option holder cash in an amount equal to the difference between the fair market value of the shares subject to the stock options and the exercise price.

A “change in control” means:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, other than any acquisition directly from us or any of our subsidiaries or employee benefit plans and any non-control acquisition (a “non-control acquisition” refers to a transaction in which (a) the beneficial owners of our outstanding common stock and voting securities immediately prior to the transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to the transaction and (b) at least a majority of the Board continues in office following the transaction),

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of our Board of Directors, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest),

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless the transaction is a non-control acquisition, or

•	our stockholders approve a complete liquidation or dissolution of our company.

Changes in Capital Structure. If the number of shares of our common stock outstanding changes because of a stock split, stock dividend or similar event, the aggregate number of shares subject to the Directors Plan and the number of shares subject to and the exercise price of outstanding stock options granted under the plan will be proportionally adjusted. In the event of any other recapitalization, merger, consolidation or other reorganization of our company, the committee administering the plan will make adjustments, as it deems appropriate, to accurately reflect the number and kind of shares deliverable and the option exercise price.

Federal Income Tax Effects. The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Directors Plan. This summary is based on the U.S. tax laws in effect as of the date of this proxy statement. This summary assumes that all awards granted under the Directors Plan are or will be either exempt from or compliant with Section 409A of the Internal Revenue Code. Changes to U.S. tax laws could alter the tax consequences described below.

•

Non-qualified Stock Options. A participant will not have income upon the grant of a non-qualified stock option. A participant will have compensation income upon the exercise of a non-qualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

•

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Term. The Directors Plan will terminate on April 26, 2015, unless our Board of Directors terminates it earlier. Termination of the Directors Plan will not affect stock options granted prior to termination.

New Plan Benefits. As of the date of this proxy statement, we have six non-employee directors, each of whom is eligible to receive awards under the Directors Plan. The granting of awards under the Directors Plan is discretionary, and we cannot now determine the number of awards to be granted in the future to any particular person under the Directors Plan.

PROPOSAL 6—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

Proposal Summary

Our Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the current fiscal year. We are asking our stockholders to ratify our Audit Committee’s selection. Although stockholder ratification of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider the selection of PwC for the ensuing fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our stockholders’ best interests.

A representative of PwC is expected to be present at the meeting and be available to respond to appropriate questions, and, although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

Board Recommendation

Our Board of Directors recommends that our stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers  LLP as our independent registered public accounting firm for the current fiscal year.

Independent Accountant Fees

The following table presents fees for services rendered by PwC during the last two fiscal years.

	2010	2009
Audit fees	$669,000	$785,600
Audit-related fees	41,250	152,250
Tax fees	56,530	70,174
All other fees	—	—

Audit Fees

The audit fees listed for 2010 and 20009 were for professional services rendered in connection with the audits of the consolidated financial statements included in our Annual Report on Form 10-K for each year, audits of our internal control over financial reporting as of each year end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory and subsidiary audits, issuance of consents and assistance with the review of documents filed with the SEC. All of these services were approved by our Audit Committee.

Audit-Related Fees

The audit-related fees listed for 2010 were for mergers and acquisitions. All of these services were approved by the Audit Committee.

Tax Fees

The tax fees listed for 2010 and 2009 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, regulatory audits and other general tax advice. All of these services were approved by the Audit Committee.

Auditor Independence

None of the time devoted by PwC on its engagement to audit our financial statements for the year ended December 31, 2010 is attributable to work performed by persons other than employees of PwC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit and non-audit services that are to be performed by PwC. The Audit Committee has not adopted a pre-approval policy that would permit management to engage PwC. However, the Chairperson of the Audit Committee may pre-approve the rendering of services on behalf of the Audit Committee, provided that each pre-approval by the Chairperson is presented to the full Audit Committee at its next scheduled meeting.

ADMINISTRATIVE MATTERS

Communicating with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by our stockholders and will respond if and as appropriate. Our Board Chairman and Audit Committee Chairperson are primarily responsible for communications with stockholders and for providing, as each reasonably deems appropriate, copies or summaries of those communications to the other directors. Any stockholder who wishes to send communications on any topic to our Board of Directors should address those communications to the Board of Directors, American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880 to the attention of our Board Chairman, or, if the stockholder desires to communicate with the non-management directors, our Audit Committee Chairperson.

Proposals for our 2012 Annual Meeting of Stockholders

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. A proposal that a stockholder would like included in our proxy statement for our 2012 annual meeting of stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Secretary at our principal executive offices in Wakefield, Massachusetts no later than December 10, 2011.

If a stockholder intends to present a proposal at our 2012 annual meeting, but not include that proposal in our proxy statement, the proposal must be submitted to our Secretary at our principal executive offices in Wakefield, Massachusetts no later than February 25, 2012.

By Order of our Board of Directors

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

April 8, 2011

401 EDGEWATER PLACE SUITE 430 WAKEFIELD, MA 01880

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If you would like to receive or access future stockholder communications electronically by e-mail or over the Internet, please follow the instructions above to vote by proxy over the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

VOTE BY PHONE - 1-800-690-6903

To vote by proxy by telephone, please call 1-800-690-6903 any time prior to 11:59 p.m., EDT, on May 18, 2011. Please have this proxy card in hand when calling and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors Nominees

01	Fay Donohue 02 Lonnie H. Norris, D.M.D. 03 Steven J. Semmelmayer

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain		For	Against	Abstain
2	Non-binding, advisory vote on executive compensation.		☐	☐	☐	5 Approval of an amendment to our Amended 2005 Directors Stock Option Plan to increase the number of shares available under the plan by 160,000 shares.	☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3	Non-binding, advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐	6 Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.			For	Against	Abstain	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
4	Approval of an amendment to our Amended 2005 Equity Incentive Plan to increase the number of shares available under the plan by 525,000 shares.		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

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AMERICAN DENTAL PARTNERS, INC.

May 19, 2011

Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2011 Annual Meeting of Stockholders of American Dental Partners, Inc. to be held at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts, at 8:30 a.m., EDT, on Thursday, May 19, 2011 and at any adjournments or postponements of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2, 4, 5 AND 6 AND “1 YEAR” ON PROPOSAL 3, EACH AS LISTED ON THE REVERSE SIDE.

    Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side